Exhibit 99.1

DDW Late Breaker- Synergy Pharmaceuticals-  Plecanatide CIC Study

Plecanatide, a Novel Guanylate-Cyclase C (GCC) Receptor Agonist, is Efficacious and Safe in Patients with Chronic Idiopathic Constipation (CIC): Results from a 951 Patient, 12 Week, Multi-Center Trial

Authors	Phillip Miner (1), Ron Surowitz(2), Ron Fogel(3), William Kolton(4), Doug Drossman (5), Michael Camilleri(6), Allen Mangel(7), Laura Barrow(8), Gary Jacob(8) and Kumar Shailubhai(8)

Affiliations

(1)Oklahoma Foundation for Digestive Research, Oklahoma City, OK, (2)Health Awareness, Inc., Jupiter, Fl, (3)Clinical Research Institute of MI, Chesterfield, MI, (4)Medical Center for Clinical Research, San Diego, CA, (5) School of Medicine, University of North Carolina, Chapel Hill, NC, (6)Mayo Clinic, Rochester, MN, (7)RTI, Research Triangle Park, NC, (8)Synergy Pharmaceuticals, NY, NY

Background: Plecanatide (PLE), a GCC receptor agonist designed to mimic the effects of the natriuretic peptide uroguanylin, induces intestinal fluid secretion into the lumen of the GI tract. Previously, PLE was well tolerated in a single dose escalating Phase 1 study at dose levels up to 48.6 mg and in a Phase 2a CIC patient study up to 9 mg QD x 14 days. METHODS: Patients meeting modified Rome III CIC criteria and demonstrating <3 Complete Spontaneous Bowel Movements (CSBMs) per week at baseline were randomized to receive one of 3 doses of PLE (0.3, 1 or 3 mg) QD or placebo QD x 12 weeks. Daily interactive voice response system (IVRS) was used to collect bowel-associated symptom data. The primary efficacy measure was the number of CSBMs/week. A weekly responder was >3 CSBMs/week and an increase of >1 CSBM from baseline. An overall study responder was a weekly responder for 9 of 12 weeks including 3 of the last 4 weeks to ensure the durability of response. Secondary endpoints included: time to first spontaneous bowel movement (SBM) or CSBM; stool consistency; straining; constipation severity; and Patient Assessment of Constipation (PAC) Symptoms (SYM) and Quality of Life (QOL). Statistical analyses used ANOVA and Cochran-Mantel-Haenszel; missing diary data were imputed using mean data as replacement. RESULTS: 951 patients were randomized; 946 received drug or placebo with at least 1 post-dose efficacy assessment (modified intent to treat (mITT) population). The mean age for PLE-treated patients was 47 years and 86.5% were female (comparable to placebo). EFFICACY: There were significantly more responders with at least 9 of 12 weeks of response on PLE (21.5% at 3 mg v. 11.5% placebo; p=0.003). The durable responder rate including 3 of the last 4 weeks of treatment was 19% for 3 mg PLE (v. 10.7% for placebo (p=0.009)). Weekly responder rates for 3 mg PLE were significantly superior to placebo from Week 1 through 12. Weekly CSBM frequency increased by >1 from baseline over 12 weeks was 52.3 % for PLE 3 mg v. 36.8% for placebo (p<0.001). The median time to first SBM was 9.6 hours at 3 mg PLE v. 25.1 hours for placebo (p<0.001). Secondary endpoints showing statistically significant benefit on 3 mg PLE versus placebo included: frequency of CSBMs and SBMs; stool consistency, straining, CIC severity, treatment satisfaction, PAC-SYM and PAC-QOL scores (Table 1). SAFETY:

The most common adverse event was diarrhea (9.7% 3 mg PLE v. 1.3% placebo); study withdrawal due to diarrhea was infrequent (3% 3 mg PLE v. 0.4% placebo).One patient on 3 mg PLE (0.4%) had severe diarrhea. CONCLUSION: 3 mg PLE appears to be a safe and well tolerated dose and was an effective treatment for CIC. Dose-related efficacy was shown on key secondary endpoints.

CIC, Chronic Idiopathic Constipation CSBM, Complete Spontaneous Bowel Movements PLE, Plecanatide

Table One

End Points	Placebo n=234	0.3 mg PLE n=237	1.0 mg PLE n=238	3 mg PLE n=237
% Responders for at least 9 weeks	11.5	19.0*	17.2	21.5**
% Responders including last 3 of 4 weeks	10.7	18.6*	16.8	19**
Median Time to First SBM (Hours)	27.3	21**	21.3**	12.5***

Mean Change (Δ) in Secondary Endpoints from baseline to Week 12 (v. placebo)

Δ CSBMs	1.03	1.54**	1.76***	2.13***
Δ SBMs	1.30	2.08***	2.32***	2.88***
Δ Stool Consistency- (Bristol Stool Form Scale)	1.04	1.47	1.71**	2.01***
Δ Straining Score	-1.24	-1.38	-1.68*	-2.07***
Δ PAC-SYM	-0.80	-1.05***	-1.00**	-1.05***
Δ PAC-QOL	-0.76	-1.01***	-1.00***	-1.03***

P-values: * p < 0.05;  ** p < 0.01;  *** p < 0.001;

Safety Population (AE=adverse events; TEAE=treatment-emergent AE)

	n= 236 (%)	n=237 (%)	n=238 (%)	n=237 (%)
Serious AEs	5 (2.1%)	1 (0.4%)	1 (0.4%)	2 (0.8%)
Patients with TEAE(s)	96 (40.7%)	99 (41.8%)	103 (43.3%)	106 (44.7%)
Diarrhea TEAE(s)	3 (1.3%)	13 (5.5%)	20 (8.4%)	23 (9.7%)
Patients withdrawn due to TEAE(s)	8 (3.4%)	9 (3.8%)	16 (6.7%)	13 (5.5%)
Patient withdrawal due to diarrhea	1 (0.4%)	2 (0.8%)	8 (3.4%)	7 (3.0%)